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Exhibit 23.3
Consent Of Geological Consultant



I hereby consent to the inclusion and reference of my report dated June 2004, entitled "Geology Report on Silver Creek Claims" in the Registration Statement on Form SB-2 filed by Driftwood Ventures Inc. with the United States Securities and Exchange Commission. I confirm that I have reviewed Driftwood Ventures Inc.'s summary of my geological report in its registration statement and concur will its contents. I also consent to the inclusion of my name as an expert in Driftwood Ventures Inc.'s registration statement and the filing of this consent as an exhibit to its registration statement.

DATED:  June 21, 2006

/s/ Glen Macdonald

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Glen Macdonald
Professional Geologist